Exhibit 99.1

PRESS RELEASE

For more information contact:

Prosperity Bancshares, Inc.® Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027	David Zalman Chairman and Chief Executive Officer 281.269.7199 david.zalman@prosperitybankusa.com

Charlotte Rasche EVP and General Counsel 281.269.7199 charlotte.rasche@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

TO ACQUIRE

TRADITION BANCSHARES, INC. IN

HOUSTON, TEXAS

HOUSTON, August 6, 2015. Prosperity Bancshares, Inc.® (NYSE: PB), the parent company of Prosperity Bank® (collectively referred to as “Prosperity”), announced today the signing of a definitive merger agreement with Tradition Bancshares, Inc. (“Tradition”), the parent holding company of Tradition Bank (“Tradition Bank”), headquartered in Houston, Texas, whereby Prosperity will acquire Tradition and Tradition Bank.

Tradition Bank operates seven (7) banking offices in the Houston, Texas area, including its main office in Bellaire, three (3) banking centers in Katy and one (1) banking center in The Woodlands. As of June 30, 2015, Tradition, on a consolidated basis, reported total assets of $522.1 million, total loans of $242.4 million and total deposits of $463.8 million.

Under the terms of the definitive agreement, Prosperity will issue 679,679 shares of Prosperity common stock plus $39.0 million in cash for all outstanding shares of Tradition capital stock, subject to certain conditions and potential adjustments.

Long-time Houston bankers Downy Vickery, Senior Chairman of Tradition Bank, and Craig Wooten, Chairman of Tradition Bank, will join the Prosperity Bank team as Executive Vice Presidents and will focus on lending efforts. Charlie Norris, CEO of Tradition Bank, will become a Regional President and will be responsible for the supervision and management of the former Tradition banking offices.

“It has been a pleasure getting to know Craig and Downy and the management team at Tradition. We are very excited to have them join our organization,” stated David Zalman, Chairman and CEO of Prosperity. “We continue to look for opportunities to enhance our presence in the Houston area and Tradition Bank’s locations in Bellaire, Katy and the Woodlands are an excellent fit for us.  The customers of Tradition will be able to use any of our locations across Texas and Oklahoma after the merger.”

“As we looked for merger partners, Prosperity Bank stood out as an excellent fit for our customers. The ability to remain as a community oriented bank serving the Houston market with the same people that founded the bank was important to us,” commented Craig Wooten, Chairman of Tradition. “Tradition sees this as an opportunity to be part of a larger community bank and offer its customers additional products, a larger branch network and the financial strength of a premier banking organization.”

“Joining Prosperity will accelerate and augment our ability to meet the expanding needs of our customers while maintaining strong commitments to the markets we serve,” added Downy Vickery, Senior Chairman of Tradition.  “We look forward to partnering with David and the entire Prosperity team as we enter the next phase of our combined organizations."

The merger has been unanimously approved by the Boards of Directors of both companies and is expected to close during the fourth quarter of 2015, although delays may occur. The transaction is subject to certain conditions, including the approval by Tradition’s shareholders and customary regulatory approvals. Operational integration is anticipated to begin during the first quarter of 2016.

Tradition was advised in this transaction by Sandler O’Neill + Partners, L.P., as financial advisor, and Thompson Knight LLP, as legal counsel. Bracewell & Giuliani LLP was legal counsel to Prosperity.

Prosperity Bancshares, Inc.®

As of June 30, 2015, Prosperity Bancshares Inc.® is a $21.7 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybankusa.com, Retail Brokerage Services, Credit Cards, MasterMoney Debit Cards, 24 hour voice response banking, Trust and Wealth Management, Mortgage Services and Mobile Banking.

Prosperity currently operates 245 full-service banking locations: 61 in the Houston area, including The Woodlands; 30 in the South Texas area including Corpus Christi and Victoria; 37 in the Dallas/Fort Worth area; 22 in the East Texas area; 30 in the Central Texas area including Austin and San Antonio; 34 in the West Texas area including Lubbock, Midland-Odessa and Abilene; 16 in the Bryan/College Station area, 6 in the Central Oklahoma area and 9 in the Tulsa, Oklahoma area.

In connection with the proposed merger of Tradition Bancshares, Inc. into Prosperity Bancshares, Prosperity Bancshares will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Prosperity Bancshares’ common stock to be issued to the shareholders of Tradition Bancshares, Inc. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of Tradition Bancshares, Inc. seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY BANCSHARES, TRADITION BANCSHARES, INC. AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by Prosperity will be available free of charge by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations. Prosperity’s telephone number is (281) 269-7199.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from www.prosperitybankusa.com.

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